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                                  ENDORSEMENT

                        ENDORSEMENTS MAY BE MADE ONLY BY
                             LINCOLN LIFE & ANNUITY
                              COMPANY OF NEW YORK
                         (Herein Referred To As "LL&A")


The provisions of this Endorsement shall be effective on January 1, 1999.

This Endorsement is deemed attached to and made a part of Your
[Contract][Certificate].

Whenever the terms of this Endorsement and Your [Contract][Certificate] conflict, the terms of this Endorsement will apply.

LL&A and the Contractholder hereby mutually agree to the terms of this Endorsement.

The WITHDRAWAL PAYMENTS TO PARTICIPANTS provision is deleted in its entirety and replaced by the following:

WITHDRAWAL PAYMENTS TO PARTICIPANTS: Participants may make partial or complete withdrawals by filling out a Withdrawal Request Form available from the Company. All Withdrawal Requests must state the Participant's name, address, social security number and Group Annuity Contract number. All transfers will be treated as Withdrawals and will be administered in accordance with the terms of this Endorsement.

Upon receipt of a Withdrawal Request, the Company will reduce the Participant's Account by 100% of the amount requested, provided the dollar value of the Participant's Account is sufficient and send the Participant a percentage of the requested amount in accordance with the following schedule:

(a) IF WITHDRAWAL REQUEST IS MADE:                    THE PERCENTAGE WILL EQUAL:

    On or after the date the Participant has
    attained age fifty-nine and one-half (59 1/2)     100%

    When the Participant is age fifty-five (55)
    or older and the Participant shows evidence
    acceptable to the Company that he/she has
    retired from employment with the Contract-
    holder under provisions of the Plan               100%

    At a time when the Participant is receiving
    Social Security disability benefits provided
    that the Withdrawal Request is accompanied
    by proof that the Participant is receiving
    Social Security disability benefits               100%

    Upon the death of the Participant                 100%

    For purposes of purchasing an annuity
    under this Contract                               100%


(b) For all other amounts subject to a Withdrawal Charge, the Withdrawal Charge will be in accordance with the schedule below.


    DURING PARTICIPATION YEAR:                     WITHDRAWAL CHARGE WILL EQUAL:

    1-6                                            5%
    7                                              4%
    8                                              3%
    9                                              2%
    10                                             1%
    11+                                            0%

LL&A may request any reasonable proof necessary to verify that the withdrawal requested in section (a) meets the conditions described above. If the Participant or Contractholder does not furnish the proof requested by LL&A, the Withdrawal Charge stated in Section (b) ("For all other amounts") shall apply.



                                    By:  ______________________________
                                         Philip L. Holstein, President